Exhibit 10.107

AMENDMENT TO

GLOBAL LICENSE AGREEMENT

THIS AMENDMENT TO GLOBAL LICENSE AGREEMENT (this “Amendment”) is made and entered into as of September 13, 2023, between NATIONAL FOOTBALL MUSEUM, INC., an Ohio non-profit corporation, doing business as Pro Football Hall of Fame (hereinafter “PFHOF”), and HOF VILLAGE NEWCO, LLC, a Delaware limited liability limited partnership (hereinafter “HOFV”), each a “Party” and collectively, the “Parties”.

RECITALS

A.	PFHOF and HOFV are parties to that certain Global License Agreement dated April 8, 2022, (the “Global License Agreement”), relating to PFHOF’s license to HOFV of certain intellectual property of PFHOF and the terms and conditions surrounding the use thereof.

B.	The Global License Agreement provides for the bundling of sales of PFHOF museum entry tickets with certain sales of tickets for music concerts or youth field tournaments made by HOFV.

C.	The Parties have agreed to amend the bundling structure as it currently exists in the Global License Agreement, pursuant to the terms set forth herein below.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and conditions set forth below, and their performance, the parties to this Amendment hereby agree as follows:

1. Section 8.3 of the Global License Agreement is hereby deleted and replaced with the following:

8.3	In addition to the aforementioned License Fee and License Royalty, during the Term HOFV agrees to provide PFHOF with the following:

(a)	HOFV agrees to pay PFHOF 30% of the net profit (“Show Profit”)that HOFV earns from any music concert, comedic show, or other similar type of show (expressly excluding any sporting events or private events) (collectively, “Show”) held by HOFV and/or its Affiliates at Tom Benson Hall of Fame Stadium; provided, however, such payment amount shall be capped at a dollar amount equal to the total number of tickets actually sold to such Show multiplied by $10 per ticket. Payment of such percentage of Show Profit shall apply only to Shows for which HOFV and/or its Affiliates is the operator (i.e., financially responsible or otherwise controlling the Show and ticket sales). For purposes of this Agreement, Show Profit means, with respect to a given Show, the gross revenue for such Show less the following actual and verifiable costs and expenses, in each case to the extent related to the generation of such gross revenue, calculated in accordance with generally accepted accounting principles, (i) costs of goods sold, (ii) operating expenses, and (iii) general and administrative expenses, but in all cases there shall be no reduction for income taxes associated with gross revenues. Further, Show Profit includes only revenue and expenses that are directly attributable to the Show, and it specifically excludes all ancillary revenue, including but not limited to, revenue from ride passes, food and beverage sold outside of Tom Benson Hall of Fame Stadium, hotel stays, and parking. The Parties acknowledge and agree that HOFV makes no representations or commitments that there will be a Show Profit. The Parties further acknowledge and agree that if a Show does not make a Show Profit then PFHOF shall not be entitled to any payment hereunder in connection with that Show.

(b)	The Parties agree in good faith to use commercially reasonable efforts to cross-promote and market any Show subject to this Section 8.3. Such cross-promotion may include, but not be limited to, social media posts and email blasts.

(c)	PFHOF agrees to forgive any and all potential claims as to any past amounts potentially owed by HOFV to PFHOF in conjunction with any Show that occurred on or before August 1, 2023. PFHOF acknowledges that no payments will be owed or paid to PFHOF with respect to any Show that occurred on or before August 1, 2023, and that this Section 8.3 will apply to applicable Shows occurring after that date.

2. The Global License Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed, except as otherwise set forth in this Amendment. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of either Party, nor constitute a waiver of any provision of the Global License Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith, except as otherwise set forth in this Amendment. The terms of this Amendment shall apply to, be binding upon, inure to the benefit of, and be enforceable by the respective personal representatives, heirs, successors in interest, and permitted assigns of the Parties.

3. ENTIRE AGREEMENT. This Amendment represents the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all other negotiations, understandings and representations if any made by and between the parties with respect to the same. No representations, inducements, promises or agreements, oral or otherwise, if any, not embodied herein are of any force and effect.

4. MODIFICATIONS. The provisions of this Amendment may be amended, supplemented, waived or changed only by a written document signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Amendment.

5. GOVERNING LAW AND VENUE. The provisions of the Global License Agreement pertaining to dispute resolution—including arbitration of disputes, governing law, and jurisdiction and venue—are incorporated herein and apply with equal force to the terms and conditions of this Amendment as if fully set forth herein.

6. CAPITALIZED TERMS. Capitalized terms used herein but not defined shall have the meaning set forth in the Global License Agreement.

7. COUNTERPARTS. This Amendment may be executed in one or more counterparts, all of which together shall be deemed one original. When each party has executed some counterpart, each counterpart shall be as effective as an original. PDF or electronic signatures shall be given the same force and effect as originals.

8. INCORPORATION OF RECITALS. The Recitals contained at the beginning of this Amendment are incorporated herein.

IN WITNESS WHEREOF, the parties have executed this Amendment to Global License Agreement as of the date first above written.

NATIONAL FOOTBALL MUSEUM, INC.

By:	/s/ James A. Porter
James A. Porter
President

HOF VILLAGE NEWCO, LLC

By:	/s/ Michael Crawford
Michael Crawford
President and Chief Executive Officer

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